Exhibit 23.2

[CHINESE OMITTED]

BAO RUI LEGAL
Units 2311-2312 Ocean Towers
No. 550 Yan An East Road
Shanghai 200001
China

/tel    :  +86 21 6352 4015
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www.baoruilegal.com

BAO RUI LEGAL

Writer	:	Jacky Zou
Direct	:	+86 21 6352 4015 - 163
Fax	:	+86 21 6361 1007
jacky.zou@baoruilegal.com

Writer	:	Michelle Yu
Direct	:	+86 21 6352 4015 - 156
Fax	:	+86 21 6361 1007
michelle.yu@baoruilegal.com

OUR REF.	:	33482.B0002

PRIVATE & CONFIDENTIAL

14 April 2010

China North East Petroleum Holdings Ltd.
445 Park Avenue, 10 Fl
New York, NY 100022
USA

Attention: Mr. Wang Hong Jun

Dear Sirs,

RE: SHARE TRUST ARRANGEMENTS

1
We have been asked by you to render this legal opinion as your PRC legal counsel in respect of the laws of the People’s Republic of China (the “PRC”) in connection with respective share trust arrangements between Song Yuan North East Petroleum Technical Services Co., Ltd. (“Song Yuan Technical”) and respective PRC individuals (“Individuals”), namely Wang Hong Jun and Ai Chang Shan for the following three subsidiaries of Song Yuan Technical:

➢           Long De Oil & Gas Development Co., Ltd. (“Long De”);

➢           Yu Qiao Oil & Gas Development Co., Ltd. (“Yu Qiao”);

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➢           Song Yuan City Tian Cheng Drilling Engineering Co., Limited (“Tian Cheng”).

2.
In this opinion, unless the subject or context otherwise requires, People’s Republic of China, PRC or China refers to the mainland of China, and does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan for the purpose of this opinion.

3.
This opinion is limited to the laws of the PRC of general application as at the date of this opinion as currently applied by the PRC courts and is given on the basis that it will be governed by and construed in accordance with the laws of the PRC. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

4.           For the purposes of this opinion, we have examined the following documents (“Documents”):

(a)          a copy of the share trust agreement dated 8 October 2006 between Song Yuan Technical and Ai Chang Shan;

(b)          a copy of the share trust agreement dated 18 April 2008 between Song Yuan Technical and Wang Hong Jun;

(c)	a copy of the share trust agreement dated 28 September 2009 between Song Yuan Technical and Wang Hong Jun;

(sub-paragraphs (a) to (c) above are collectively referred to as the (“Share Trust Agreements”)

(d)	a copy of business licenses of Long De dated 30 August 2009 issued by Chang Ling Administration of Industry and Commerce;

(e)          a copy of application form in respect of changes for Long De dated 17 March 2008;

(f)           a copy of amendments to articles of association of Long De dated 17 March 2008;

(g)          a copy of share transfer agreement dated 17 March 2008 between Sun Peng and Song Yuan Technical;

(h)          a copy of share transfer agreement dated 17 March 2008 between Ai Chang Shan and Song Yuan Technical;

(i)           a copy of shareholders resolutions of Long De dated 17 March 2008;

(j)           a copy of shareholders resolutions of Song Yuan Technical dated 17 March 2008;

(k)          a copy of business licenses of Song Yuan Technical dated 6 November 2009;

(1)	a copy of business licenses of Yu Qiao dated 29 April 2008 issued by Song Yuan Administration of Industry and Commerce;

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(m)         a copy of application form in respect of changes for Yu Qiao dated 18 April 2008;

(n)          a copy of shareholders resolutions of Yu Qiao dated 7 April 2008;

(o)          a copy of share transfer agreement dated 7 April 2008 between Wang Hong Jun and Wang Bing Wu;

(p)          a copy of amendments to articles of association of Yu Qiao dated 7 April 2008;

(q)	a copy of business licenses of Tian Cheng dated 13 November 2009 issued by Song Yuan Administration of Industry and Commerce, Ningjiang Branch;

(r)           a copy of amendments to articles of association of Tian Cheng dated 19 October 2009; and

(s)          a copy of shareholders resolutions of Tian Cheng dated 19 October 2009.

5.           Upon review of the Documents under paragraph 4, it is understood that:

(1)	each of Song Yuan Technical, Long De, Yu Qiao and Tian Cheng is a company incorporated and registered in China.

(2)	the current shareholders of Long De registered at Chang Ling Administration of Industry and Commerce and their respective shareholding percentages are:

➢           Song Yuan Technical, holding 90% shares; and

➢           Ai Chang Shan, holding 10% shares.

According to the share trust agreement dated 8 October 2006 between Song Yuan Technical and Ai Chang Shan, the share transfer agreement dated 17 March 2008 between Ai Chang Shan and Song Yuan Technical and the share transfer agreement dated 17 March 2008 between Sun Peng and Song Yuan Technical, the 10% shares in Long De are head by Ai Chang Shan on trust for Song Yuan Technical. Song Yuan Technical is the actual owner and beneficiary of the 10% shares held by Ai Chang Shan in Long De.

(3)	the current shareholders of Yu Qiao registered at Song Yuan Administration of Industry and Commerce and their respective shareholding percentages are:

➢           Song Yuan Technical, holding 90% shares; and

➢           Wang Hong Jun, holding 10% shares,

According to the share trust agreement dated 18 April 2008 between Song Yuan Technical and Wang Hong Jun, the 10% shares in Yu Qiao are held by Wang Hong Jun on trust for Song Yuan Technical. Song Yuan Technical is the actual owner and beneficiary of the 10% shares held by Wang Hong Jun in Yu Qiao.

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(4)	the current shareholders of Tian Cheng registered at Song Yuan Administration of Industry and Commerce, Ningjiang Branch and their respective shareholding percentages are:

➢	Song Yuan Technical, holding 95% shares; and

➢	Wang Hong Jun, holding 5% shares.

According to the share trust agreement dated 28 September 2009 between Song Yuan Technical and Wang Hong Jun, the 5% shares in Tian Cheng are held by Wang Hong Jun on trust for Song Yuan Technical. Song Yuan Technical is the actual owner and beneficiary of the 5% shares held by Wang Hong Jun in Tian Cheng.

6.           For the purposes of this opinion, we have not reviewed or examined other documents than the Documents.

Assumptions

7.           In rendering this opinion, we have made the following assumptions (without enquiry):

(a)
all signatures and seals on the originals or certified copies of the Documents are genuine and are those of the indicated signatories or their respective duly authorized attorneys, all company stamps are genuine and are affixed by the duly authorized representatives of the respective companies and all copies submitted to us as certified or reproduction copies conform to the originals and are complete;

(b)
all factual statements, including representations and warranties, contained in the Documents are correct. The shareholders of and their shareholding percentages in each of Long De, Yu Qiao and Tian Cheng under the Documents are complete and up-to-date and afterwards there are no other changes (either registered or not with the competent administration of industry and commerce in accordance with relevant PRC laws) in respect of such shareholders and their shareholding percentages;

(c)
each of the parties to respective Share Trust Agreements has not entered into any agreement, document, arrangement or transaction which may in any way prohibit or restrict its right of entry into, and the performance of its obligations under, the related Share Trust Agreements;

(d)
the decision to enter into and execute the Share Trust Agreements was reached by the respective persons, director(s) and/or shareholder(s) of the parties thereto bona fide in accordance with their respective constitutional documents, and for the benefit of the respective parties thereto, and without intention to defraud its creditors, and was a decision such persons, director(s) and/or shareholder(s) could reasonably take on the basis of the information available to them and that no circumstances have arisen or will arise which could affect in any way the making of such decisions;

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(e)
each of Long De, Yu Qiao and Tian Cheng is solvent at the time of, and immediately after, the execution and delivery of the respective Share Trust Agreements, and will not be rendered insolvent as a result of its execution and delivery of the related Share Trust Agreements;

(f)	share trust arrangement under each of Share Trust Agreements does not and will not contravene with the related articles of association of Song Yuan Technical, Long De, Yu Qiao or Tian Cheng;

(g)
Wang Hong Ju and Ai Chang Shan are PRC individual and they are not insane or mentally ill, where circumstances have caused him/her to be a person with no capability or limited capability for civil conduct in accordance with the General Rules of Civil Law of the PRC;

(h)	each of Song Yuan Technical, Long De, Yu Qiao and Tian Cheng has been duly incorporated and is validly existing in the PRC;

(i)	execution of three Share Trust Agreements by Song Yuan Technical has been duly authorized.

Legal Opinion

8.           Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

(a)	Song Yuan Technical, Wang Hong Jun and Ai Chang Shan are entitled to enter into the respective Share Trust Agreements under the PRC laws.

(b)	The respective share trust arrangements agreed under each of Share Trust Agreements is legal, valid and enforceable under the PRC laws and will not violate any PRC laws or regulations.

(c)	Where Wang Hong Jun and Ai Chang Shan comply with the respective Share Trust Agreements,

(i)	Song Yuan Technical is able to exert effective control over Yu Qiao, Long De and Tian Cheng up to expiration of trust set out thereunder;

(ii)	all of the profits and dividends (if any) distributed by Yu Qiao to Wang Hong Jun will be transferred to Song Yuan Technical;

(iii)	all of the profits and dividends (if any) distributed by Long De to Ai Chang Shan will be transferred to Song Yuan Technical;

(iv)	all of the profits and dividends (if any) distributed by Tian Cheng to Wang Hong Jun will be transferred to Song Yuan Technical.

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(d)
The shareholding structure that Song Yuan Technical and Wang Hong Jun, who holds 10% shares in Yu Qiao in trust for Song Yuan Technical, hold 90% and 10% shares respectively in Yu Qiao is in compliance with existing PRC laws and regulations.

(e)
The shareholding structure that Song Yuan Technical and Ai Chang Shan, who holds 10% shares in Long De in trust for Song Yuan Technical, hold 90% and 10% shares respectively in Long De is in compliance with existing PRC laws and regulations.

(f)
The shareholding structure that Song Yuan Technical and Wang Hong Jun, who holds 5% shares in Tian Cheng in trust for Song Yuan Technical, hold 95% and 5% shares respectively in Tian Cheng is in compliance with existing PRC laws and regulations.

Qualifications

9.           This opinion is subject to the following qualifications:

(a)
The term “enforce” and “enforceable” as used in this opinion means that the obligations assumed by the parties under respective Share Trust Agreements are of a type that the PRC courts enforce. It does not however mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms. In particular:

➢
enforcement will be subject to bankruptcy, insolvency, liquidation, reorganisation, moratorium of any corporate party to a contract, the death of individual party to a contract, losing his/her civil conduct capability or restriction of his/her civil conduct capability;

➢
claims may become barred under the provisions of the PRC law in respect of limitation of actions (including limitation of the period for initiating actions), and may be or become subject to defences of set-off or counterclaim;

➢	enforcement may be limited by the provisions of the laws of the PRC applicable to a contract held to have been frustrated by events happening after their execution;

➢
a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) and the courts of the PRC will generally not enforce such obligations, where such party has entered into that contract due to material misunderstanding or has been induced to enter into that contract by a misrepresentation or has been forced to enter into that contract under duress or where its unfavourable position has being taken advantage of by the other party / parties to the contract in bad faith or where the contract is apparently unfair at the time it is entered into, and the courts of the PRO will generally not enforce an obligation if there has been fraud.

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(b)	This opinion is given on the basis that there will be no amendment to or termination or replacement of respective Share Trust Agreements.

(c)	This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of the PRC after the date of this opinion.

(d)
This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Share Trust Agreements or otherwise, including but without limitation, any other documents signed or to be signed in connection therewith or pursuant thereto.

(e)
The foreign investment in exploitation of oil and natural gas in the PRC shall only be conducted in the manner of sino-foreign equity joint venture or sino-foreign contractual joint venture, where shareholding percentage of the foreign investor and its Chinese party in such company is subject to the approval of relevant government authorities. There may be substantial uncertainties regarding the interpretation and application of above stipulations and there can be no assurance that the PRC regulatory authorities will not in the future take a view trust arrangement under three Share Trust Agreements is contrary to such stipulations.

10.
This opinion is addressed to you solely for your benefit and can only be quoted in the annual report of China North East Petroleum Holdings Limited for Year 2009. It is not to be transmitted or otherwise disclosed to any other person nor is it to be relied upon by any other persons or for any other purpose without our prior written consent.

Yours faithfully

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